Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in the Pre-Effective Amendment No. 1 to the Registration Statement (No. 333-141360) on Form S-1 of Abington Bancorp, Inc., and the Amendment No. 1 to the Application for Conversion on Form AC filed with the Office of Thrift Supervision, of our report on Abington Community Bancorp, Inc., dated as of March 5, 2007, appearing in the Prospectus, which is part of the Registration Statement and a part of the Form AC.

We also consent to the references to us under the headings “Experts” and “Legal and Tax Opinions” in such Prospectus.

/s/ BEARD MILLER COMPANY LLP

Beard Miller Company LLP

Harrisburg, Pennsylvania

May 1, 2007